Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

McKinley Acquisition Corporation

McKinley Acquisition Merger Sub Inc.

and

Space-Eyes, Inc.

Dated as of July 30, 2026

THIS IS A DRAFT AGREEMENT ONLY AND DELIVERY OR DISCUSSION OF THIS DRAFT AGREEMENT SHOULD NOT BE CONSTRUED AS A COMMITMENT WITH RESPECT TO THE PROPOSED TRANSACTION TO WHICH THIS DRAFT AGREEMENT PERTAINS. NOTWITHSTANDING THE DELIVERY OF THIS DRAFT AGREEMENT OR ANY PAST, PRESENT OR FUTURE APPROVALS BY THE MANAGEMENT, BOARD OF DIRECTORS, OR SECURITY HOLDERS OF ANY PARTY TO THE PROPOSED TRANSACTION (OR ANY RELATED PERSON OR ENTITY) OR ANY OTHER PAST, PRESENT OR FUTURE WRITTEN OR ORAL INDICATIONS OF ASSENT, OR THE RESULTS OF ANY NEGOTIATIONS, NO PARTY TO THE PROPOSED TRANSACTION (AND NO PERSON OR ENTITY RELATED TO ANY SUCH PARTY) WILL BE UNDER ANY LEGAL OBLIGATION WITH RESPECT TO THE PROPOSED TRANSACTION OF ANY NATURE WHATSOEVER UNLESS AND UNTIL THE DEFINITIVE AGREEMENT PROVIDING FOR THE TRANSACTION HAS BEEN EXECUTED AND DELIVERED BY ALL PARTIES THERETO. THIS DRAFT REMAINS SUBJECT TO MCKINLEY ACQUISITION CORPORATION’S ONGOING DUE DILIGENCE IN ALL RESPECTS.

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EXHIBIT A	Stockholder Support Agreement
EXHIBIT B	Sponsor Support Agreement
EXHIBIT C	Registration Rights and Lock-Up Agreement

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	SPAC Knowledge Parties

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BUSINESS COMBINATION AGREEMENT, dated as of July 30, 2026 (this “Agreement”), by and among McKinley Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), McKinley Acquisition Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Space-Eyes, Inc., a Delaware corporation (the “Company,” and together with SPAC and Merger Sub, the “Parties”).

WHEREAS, SPAC is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a wholly owned direct subsidiary of SPAC;

WHEREAS, prior to the Effective Time and subject to the conditions of this Agreement, SPAC shall migrate to, and domesticate as, a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, SPAC shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws in each case as agreed in writing by SPAC and the Company (such certificate of incorporation, the “SPAC Certificate of Incorporation,” and such bylaws, the “SPAC Bylaws”);

WHEREAS, at least one business day following the Domestication, upon the terms and subject to the conditions of this Agreement and the DGCL, SPAC and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of SPAC;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, SPAC and its shareholders and has approved and adopted this Agreement and declared its advisability and the advisability of the Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, SPAC, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, and as an inducement for the parties to enter into the Transactions, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”) substantially in the form of Exhibit A, pursuant to which the Key Company Stockholders have agreed, among other things, upon the terms and subject to the conditions set forth in the Stockholder Support Agreement, to vote all of their shares of Company Common Stock (including by delivery of the Written Consent) in favor of this Agreement, the Merger and the Transactions;

WHEREAS, the Sponsor and the Company, concurrently with the execution and delivery of this Agreement, and as an inducement for the parties to enter into the Transactions, are entering into a sponsor support agreement, dated as of the date hereof (the “Sponsor Support Agreement”) substantially in the form of Exhibit B, pursuant to which the Sponsor has agreed, among other things, upon the terms and subject to the conditions set forth in the Sponsor Support Agreement, to (a) vote all of its SPAC Class B Ordinary Shares in favor of the Transactions and the SPAC Proposals, and (b) abstain from exercising any Redemption Rights in connection with the Transactions;

WHEREAS, in connection with the Closing, SPAC, certain stockholders of the Company and certain shareholders of SPAC shall enter into an amended and restated registration rights agreement of SPAC (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit C; and

WHEREAS, SPAC and the Company are, concurrently with the execution and delivery of this Agreement, entering into securities purchase agreement (collectively, the “PIPE Securities Purchase Agreement”) with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase warrants and senior secured convertible notes of the Company and the SPAC up to an aggregate principal amount of approximately $75,000,000, (i) $5,000,000 of which is expected to be issued by the Company on or about the date of the initial filing of the Registration Statement (the “Initial Notes”) and (ii) the remainder of which will be available for issuance following the Closing of the Merger, in each case, on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “Financing”);

WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that (i) the Domestication qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), and (ii) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Merger Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Certain Definitions.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Transaction Consideration” means a number of shares of Domesticated SPAC Common Stock equal to the quotient of (a) the Company Equity Value divided by (b) $10.00.

“AI Inputs” means any and all data, content or materials of any nature (including text, numbers, images, photos, graphics, video, audio or computer code) used to train, validate, test, improve or deploy any AI Technology.

“AI Laws” has the meaning ascribed to such term in Section 5.21(c).

“AI Technology” means any Technology, including all machine learning, deep learning, and other artificial intelligence Technologies that can, for a given set of human-defined objectives, make predictions, recommendations, or decisions influencing real or virtual environments, including statistical learning algorithms, models (e.g., large language models), and neural networks, including for the avoidance of doubt all Software and hardware implementations of any of the foregoing.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the Restrictive Covenant Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or the Restricted Persons at the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all information and data, excluding Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any of its Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business Systems” means all Software, algorithms, processes, computer hardware (whether general or special purpose), and all equipment and systems (including networks, interfaces, platforms, servers, peripherals) related to electronic data processing, record keeping, communications, and telecommunications, including any such outsourced Software, algorithms, processes, hardware, equipment and systems, in each case that are owned or used in the conduct of the business of the Company or any Subsidiary. Business Systems include Products that are used in the conduct of the business of the Company or any Subsidiary.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than the SPAC, Merger Sub or their respective affiliates)  relating to (i) any transaction or series of related transactions under which any persons, directly or indirectly, (A) acquires or otherwise purchases the Company or any of the Subsidiaries or (B) all or a material portion of the assets or businesses of the Company and the Subsidiaries, taken as a whole (in the case of each of clause (A) and (B), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (ii) any equity or similar investment in the Company or any of the Subsidiaries.

“Company AI” means all AI Technology currently or previously used by the Company or any of its Subsidiaries, including all such AI Technology incorporated or employed in or used in the development of the Products, including any usage of AI Technology to assist in the development of source code for Software within the Products, the development or use of proprietary AI Technology, and the development or use of AI Inputs to train, validate test, improve or deploy any third party AI.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company dated March 22, 2001, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company Equity Value” means $275,000,000.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change in or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by the Company or any Subsidiary as required by this Agreement, or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company or its Subsidiaries are materially and disproportionately affected thereby as compared to other participants in the industries in which the Company or any of its Subsidiaries operates.

“Company Organizational Documents” means the Company Certificate of Incorporation and the bylaws of the Company, as amended, modified or supplemented from time to time.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Subsidiary or to which the Company or any Subsidiary otherwise has a right to use.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary.

“Company Bridge Amended and Restated Notes” means any and all amended and restated senior subordinated secured convertible notes issued by the Company pursuant to the Company Bridge Securities Purchase Agreements, pursuant to which each such note held by the holders thereof at the Closing of the Merger shall be converted into the right to receive Domesticated SPAC Common Stock at a conversion price per share equal to $5.50 per share.

“Company Bridge Amended and Restated Warrants” means any and all amended and restated warrants issued by the Company pursuant to the Company Bridge Securities Purchase Agreements, pursuant to which each such warrant held by the holders thereof at the Closing of the Merger shall either (i) in the case of a holder that converts its Company Bridge Amended and Restated Note into shares of Domesticated SPAC Common Stock at the Closing of the Merger, be converted into a warrant to purchase shares of Domesticated SPAC Common Stock in an amount equal to 50% of the number of shares of Domesticated SPAC Common Stock received by such holder upon conversion of such holder’s Company Note at the Closing of the Merger at an exercise price equal to $11.00 per share, or (ii) in the case of a holder that does not convert its Company Bridge Amended and Restated Note into shares of Domesticated SPAC Common Stock at the Closing of the Merger, be converted into a warrant to purchase shares of Domesticated SPAC Common Stock in an amount equal to 50% of the number of shares of Domesticated SPAC Common Stock that would have been received by such holder upon conversion of such holder’s Company Note at the Closing of the Merger at a conversion price of $5.50 per share, at an exercise price equal to $11.00 per share.

“Company Bridge Securities Purchase Agreements” means that certain (i) Securities Purchase Agreement, dated as of August 19, 2025, and accepted by the Company as to certain holders of Company Bridge Notes on August 19, 2025, September 2, 2025, September 15, 2025, September 29, 2025, (ii) Securities Purchase Agreement, dated as of April 20, 2026, and accepted by the Company as to certain holders of Company Bridge Notes on April 20, 2026, and (iii) Omnibus Amendment to Securities Purchase Agreement, Security Agreement, Warrants and Notes dated as of July 30 2026, by and among the Company and holders of Company Bridge Notes equal to fifty percent (50%) of the aggregate subscription amounts for all holders of Company Bridge Notes.

“Company July 2026 Securities Purchase Agreement” means that certain PIPE Securities Purchase Agreement, dated as of July 30, 2026 by and among the Company and the PIPE Investors, relating to the issuance of Company July 2026 Senior Secured Convertible Notes in the aggregate principal amount of up to $75 million.

“Company July 2026 Senior Secured Convertible Notes” means any and all senior secured convertible notes issued by the Company pursuant to the Company July 2026 Securities Purchase Agreement.

“Company July 2026 Warrants” means any and all warrants of the Company outstanding issued pursuant to the Company July 2026 Securities Purchase Agreement.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or its Subsidiaries or any suppliers or customers of the Company or SPAC or its Subsidiaries (as applicable) that is not already generally available to the public, including any non-public Intellectual Property.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COTS Technology” means any non-customized Intellectual Property, Software, or other Technology (including Software provided as a software-as-a-service offering) that is available to any purchaser or licensee upon acceptance of a publisher’s, manufacturer’s, distributor’s, service provider’s, distributor’s or reseller’s standard contract, license, terms of use, terms of service, or similar contractual provisions for the applicable Intellectual Property, Software, or other Technology on a non-exclusive basis for a cost of less than $25,000 in the aggregate or less than $25,000 per year for the applicable items of Intellectual Property, Software, or other Technology.

“Disabling Devices” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other Software designed or intended to have, or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Product or any computer or other device on which such Software is stored, installed or used; (ii) damaging or destroying any data or file without the user’s consent; or (iii) bypass any technical security measure or masquerade as compliant so as to obtain access to any hardware or Software in contravention of such technical security measures.

“Environmental Laws” means any United States federal, state or local laws relating to: (a) releases or threatened releases of Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

“Exchange Ratio” means an amount equal to the quotient of (a) the number of shares constituting the Aggregate Transaction Consideration minus the number of shares of Domesticated SPAC Common Stock issued pursuant to Section 4.01(a), divided by (b) the number of issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time (other than any such shares held in treasury).

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any quotation, bid or proposal that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, strategic alliance agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change order, in each case between such Person and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority or (c) any subcontractor with respect to any contract of a type described in foregoing clause (a) or (b).

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound IP Contracts” means assignments, licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue or assert, permissions and other contracts to which the Company or one of its Subsidiaries is a party, beneficiary or otherwise bound, in each case concerning any Intellectual Property owned by a third person pursuant to which the Company or one of its Subsidiaries is granted rights (including rights of refusal and option rights) in Intellectual Property owned by a third person (including all contracts pursuant to which the Company or one of its Subsidiaries is granted rights pertaining to Company-Licensed IP); provided that this definition excludes all contracts that pertain to Open Source Software or COTS Technology.

“Indebtedness” means an amount equal to, without duplication, (a) indebtedness for borrowed money of the Company or its Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Company or its Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) any deferred purchase price liabilities of the Company or its Subsidiaries related to past acquisitions, whether or not represented by a note, earnout or contingent purchase payment or otherwise, (d) obligations of the Company or its Subsidiaries under or in connection with off balance sheet financing arrangements, (e) any unfunded or underfunded liabilities pursuant to any defined benefit pension, retirement, or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary and bonuses) for any period prior to the Closing Date, and (f) all obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which the Company or its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property” means all intellectual property rights or similar rights arising from or associated with any of the following throughout the world to the extent protectable by applicable Law: (a) patents, patent applications (including provisional patent applications), together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions, designations, validations, counterparts, revivals, reexaminations (collectively, “Patents”) and patent or invention disclosures and inventions (whether or not patentable); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, designations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (collectively, “Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (collectively, “Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) Trade Secrets and non-public know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights in or to use Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Software; (f) Technology; (g) Internet domain names and social media handles and accounts; (h) rights of privacy and publicity; and (i) all other intellectual property or proprietary rights of any kind or description.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the individuals listed on Schedule A after reasonable inquiry, and in the case of SPAC, the actual knowledge of the individuals listed on Schedule C after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or a Subsidiary as tenant, together with, to the extent leased by the Company or a Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or a Subsidiary relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, license or other encumbrance, including of the foregoing that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Open Source Software” means any (a) Software licensed or distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models, (b) Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge, and/or (c) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Common Public License, the Artistic License (e.g., PERL), BSD, MIT, the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Source License (SISL) and the Apache Software License, or any license approved by or designated as open source by the Open-Source Initiative or that meets the Free Software definition as promulgated by the Free Software Foundation.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Outbound IP Contracts” means assignments, licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue or assert, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration) to which the Company or any of its Subsidiaries is a party, beneficiary or otherwise bound, in each case pursuant to which any third party is granted rights (including rights of refusal and option rights) in any Company-Owned IP or any Company-Licensed IP that is exclusively licensed to the Company or one of its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or the Subsidiaries’ tangible or real assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens on the Company’s or the Subsidiaries’ tangible or real assets arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens on the Company’s or the Subsidiaries’ tangible or real assets for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses to Company-Owned IP and non-exclusive sublicenses to Company-Licensed IP, in each case granted to a third party in the ordinary course of business in connection with Company’s or a Subsidiary’s sale or provision of Products that are either implied by Law or on Company’s or a Subsidiary’s standard form, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case excluding Liens on Intellectual Property.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Principals” means Jatinder S. Bains and Dylan Monroe.

“Privacy/Data Security Laws” means any and all applicable Laws relating to the privacy, security, or Processing of any Personal Information or Business Data, including, as applicable, the Federal Trade Commission Act, the Communications Act and the rules or regulations promulgated by the Federal Communications Commission thereunder, California Consumer Privacy Act as amended by the California Privacy Rights Act (together, the CCPA), Controlling the Assault of Non-Solicited Pornography And Marketing Act (CAN-SPAM), Telephone Consumer Protection Act (TCPA), the Payment Card Industry Data Security Standard (PCI DSS), the EU General Data Protection Regulation (EU) 2016/679 (and any European Union member states’ laws and regulations implementing it) (GDPR); the EU General Data Protection Regulation as amended by the Data Protection, Privacy and Electronic Communications (Amendments, etc.) (EU Exit) Regulations 2019 and as it forms part of United Kingdom (UK) law by virtue of Section 3 of the European Union (Withdrawal) Act 2018 and any applicable implementing or supplementary legislation of the UK (including the UK Data Protection Act 2018 (DPA), (together with the DPA, the UK GDPR); and the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC (and any European Union member states’ laws and regulations implementing it), the Privacy and Electronic Communications Regulations 2003, and any and all applicable Laws relating to breach notification, the use of biometric identifiers (including the Illinois Biometric Information Privacy Act) or the use of Personal Information or Business Data for marketing purposes and the Data Protection Act (2021 Revision) and the Data Protection Regulations 2018 and the guidance and codes of practice issued by the Office of the Ombudsman of the Cayman Islands.

“Process,” “Processing” or “Processed” means any operation or set of operations which is performed upon any data (including Personal Information and/or Business Data), by any means, such as collection, access, acquisition, recording, organization, storage, adaptation or alteration, retrieval, protection, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, disposal, deletion, destruction or any other processing of such data, and/or is considered “processing” by any applicable Privacy/Data Security Laws.

“Product” means any product, service, product candidate or service candidate that was or is being researched, tested, developed, manufactured, licensed, sold, distributed or otherwise made available by or on behalf of the Company or a Subsidiary, from which the Company or a Subsidiary has derived previously, is currently deriving or expects to derive, revenue from the sale, lease, licensing or provisioning thereof, including products and services currently under development by the Company or its Subsidiaries. For the avoidance of doubt, Products include SaaS offerings of the Company and its Subsidiaries.

“Redemption Rights” means the redemption rights provided for in the SPAC Memorandum.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the adoption of this Agreement by the affirmative vote of the holders of at least (a) a majority of the outstanding shares of Company Common Stock and (b) all of the Key Company Stockholders.

“Restricted Person” means each of Captain Jatinder S. Bains and Dylan M. Monroe.

“Sanctions Laws” means any trade, economic and/or financial sanctions Laws, list-based measures, embargoes or restrictions administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom or (v) any other applicable sanctions authority.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares of SPAC, par value $0.0001 per share; provided that from and after the Domestication Effective Time, SPAC Class A Ordinary Shares shall refer to the shares of Class A common stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares of SPAC, par value $0.0001 per share; provided that from and after the Domestication Effective Time, SPAC Class B Ordinary Shares shall refer to the shares of Class B common stock, par value $0.0001 per share, of the Domesticated SPAC.

“SPAC Extension Proposal” means a proposal (if any) that may be submitted by SPAC pursuant to a definitive proxy statement filed by SPAC with the SEC to extend the time period for SPAC to consummate a business combination.

“SPAC July 2026 Senior Secured Convertible Notes” means any and all senior secured convertible notes issued by SPAC in exchange for Company July 2026 Senior Secured Convertible Notes pursuant to the Company July 2026 Securities Purchase Agreement.

“SPAC July 2026 Warrants” means any and all warrants issued by SPAC in exchange for the Company July 2026 Warrants pursuant to the Company July 2026 Securities Purchase Agreement.

“SPAC Letter Agreement” means the letter agreement dated August 11, 2025, among SPAC, Sponsor LLC, Clear Street LLC, and each of the officers and directors of SPAC.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an SPAC Material Adverse Effect: (i) any change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof or related health condition), or acts of God, (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that SPAC is materially and disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Memorandum” means the Amended and Restated Memorandum and Articles of Association of SPAC dated August 11, 2025, as amended through the date hereof.

“SPAC Organizational Documents” means the SPAC Memorandum and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Right” means the right included within each SPAC Unit pursuant to the terms of the SPAC Rights Agreement that entitles the holder to receive one-tenth of one SPAC Class A Ordinary Share upon completion of an initial business combination; provided that from and after the Domestication Effective Time, SPAC Right shall refer to the corresponding rights in the Domesticated SPAC.

“SPAC Rights Agreement” means that certain rights agreement dated August 11, 2025 by and between SPAC and the Transfer Agent.

“SPAC Unit” means a unit consisting of one SPAC Class A Ordinary Share and one SPAC Right.

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and all applicable Law relating to bribery or corruption; (b) all applicable Sanctions Laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (e) Penal Code (Act No. 45 of 1907); (f) Unfair Competition Prevention Act (Act No. 47 of 1993); (g) Act on Prevention of Transfer of Criminal Proceeds (Act No. 22 of 2007); and (h) Act on Punishment of Organized Crimes and Control of Proceeds of Crime (Act No. 136 of 1999), and other applicable Law relating to money laundering and terrorist financing.

“Sponsor” means McKinley Partners, LLC, a Delaware limited liability company.

“Spyware Devices” means “spyware” or “trackware” (as such terms are commonly understood in the software industry) or any Software designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) recording a user’s actions without such user’s knowledge (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent), except to the extent required by applicable Law or Governmental Authority; or (ii) gathering or transmitting information regarding a user or a user’s behavior, in each case, without such user’s knowledge (and, where a user’s consent is required pursuant to applicable Law, without such user’s consent), except to the extent required by applicable Law or Governmental Authority.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Tax” or “Taxes” means (a) any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary liability for any of the aforementioned, (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, declaration, report, form, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Technical Documentation” means all technical and descriptive materials (including all copies in whatever form, including digital or electronic copies) relating to the acquisition, design, development, use, maintenance, support and ongoing development of Software and Products, including source code, annotations, know-how, system documentation, statements of principles of operation, schematics, programs, compilers, “workbenches,” tools and higher level (or “proprietary”) languages used for the development, maintenance and implementation of such Software and products, and all pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a trained computer programmer.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, Software, models, routines, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings and works of authorship, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Trade Secret” means any and all confidential and/or proprietary technical, business and other information, including know-how, concepts, methods, processes, formulae, inventions, discoveries, improvements, modifications, developments, algorithms, Software, databases, work product, reports, data, manufacturing and production process and techniques, customer account information, customer records and histories, research and development information, Technology, drawings, specifications, designs, plans, proposals, technical data, financial data, marketing data, business data, pricing information, cost information, business plans, marketing plans, market surveys, market research information, production materials, purchasing materials, media materials, customer lists, suppliers lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and is the subject of reasonable efforts to maintain such secrecy, and in each case protectable under the Laws of an applicable jurisdiction.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.

“Transfer Agent” means Odyssey Transfer and Trust Company.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“VWAP” means the volume weighted average price of a share of Domesticated SPAC Common Stock, as reported on Nasdaq, or if the Domesticated SPAC Common Stock is not listed on Nasdaq, the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported on the principal securities exchange or securities market.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that any such amendment may be executed without the prior consent of the other parties hereto or such consent is obtained, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided” to SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room managed by or on behalf of the Company or shall have been transmitted to SPAC, Merger Sub or one or more of their respective Representatives in writing or by electronic transmission, in each case, at least two (2) Business Days prior to the date hereof.

(f) When used herein with respect to the Company or a Subsidiary, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

ARTICLE II.

DOMESTICATION

Section 2.01 Domestication.

(a) Filings; Effectiveness. Subject to receipt of the Required SPAC Shareholder Approval, and at least one (1) Business Day prior to the Effective Time, SPAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication (the “Certificate of Domestication”), together with the SPAC Certificate of Incorporation, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar under the Companies Act (As Revised) (the “Cayman Registrar”) in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. The Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholders of SPAC, (i) each then issued and outstanding Class A Ordinary Share and Class B Ordinary Share (a “SPAC Ordinary Share”) will convert automatically, on a one-for-one basis, into a share of Class A Common Stock par value $0.0001 (the “Domesticated SPAC Common Stock”) and Class B Common Stock par value $0.0001 (the “Domesticated Class B SPAC Common Stock”), respectively; (ii) each then issued and outstanding SPAC Right shall convert automatically into a right to receive shares of Domesticated SPAC Common Stock (a “Domesticated SPAC Right”), and (iii) each then issued and outstanding SPAC Unit shall convert automatically into a unit of SPAC, with each such unit representing one share of Domesticated SPAC Common Stock and one Domesticated SPAC Right (a “Domesticated SPAC Unit”).

(b) Tax Treatment. For U.S. federal income tax purposes, the Domestication is intended to qualify for the Domestication Intended Tax Treatment. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Domestication, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Domestication for the Domestication Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Domestication has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for any adverse Tax consequences that may result if the Domestication is determined not to qualify as a reorganization under Section 368 of the Code.

Section 2.02 Plan of Domestication. The Plan of Domestication as prepared by the SPAC and agreed by the Company shall constitute a plan of domestication for purposes of Section 388 of the DGCL and shall include the corporate acts identified therein and any act or transaction contemplated by the Merger Agreement.

Section 2.03 Unit Separation. In connection with the consummation of the Merger, at the Effective Time without any action on the part of any person, each Domesticated SPAC Unit shall separate automatically into one share of Domesticated SPAC Common Stock and one Domesticated SPAC Right.

ARTICLE III.

AGREEMENT AND PLAN OF MERGER

Section 3.01 The Merger. Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of SPAC.

Section 3.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event (i) later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) or (ii) earlier than one (1) Business Day after the consummation of the Domestication, the parties hereto shall cause the Merger to be consummated by filing of certificate of merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of the Certificate of Merger in accordance with Section 3.02(a), a closing (the “Closing”) shall take place remotely by electronic exchange of executed documents for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX and to otherwise consummate the Transactions. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 3.04 Certificate of Incorporation; Bylaws.

(a) Immediately after the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time shall be amended and restated in the form as mutually agreed by the SPAC and the Company (the “Company A&R Certificate of Incorporation”). Upon the Effective Time of the Merger, the Company A&R Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law and such certificate of incorporation.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Company A&R Certificate of Incorporation and such bylaws, as applicable.

(c) At the Closing, SPAC shall amend and restate, effective as of the Effective Time, the SPAC Bylaws to be as mutually agreed by SPAC and the Company.

(d) At the Closing, immediately prior to the Effective Time, SPAC shall amend and restate the SPAC Certificate of Incorporation to be as mutually agreed by SPAC and the Company (the “SPAC A&R Certificate of Incorporation”).

Section 3.05 Directors and Officers.

(a) The Persons constituting the officers and directors of the Company prior to the Effective Time shall continue to be the officers and directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) SPAC shall take all requisite lawful action so that the SPAC Board as of immediately following the Effective Time shall consist of two (2) individuals designated by the Sponsor, each of whom shall be independent under the applicable listing and corporate governance rules and regulations of Nasdaq and five (5) individuals designated by the Company, three (3) of whom shall be independent under the applicable listing and corporate governance rules and regulations of Nasdaq, all of which to hold office in accordance with the SPAC A&R Certificate of Incorporation and the bylaws of SPAC until such director’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal. SPAC shall take all requisite lawful action so that the officers of SPAC as of immediately following the Effective Time shall be comprised of the Chief Executive Officer of the Company in office at the Effective Time, the Chief Operating Officer of the Company in office at the Effective Time and such other individuals mutually determined by Sponsor and the Company.

Section 3.06 Exchange of Company July 2026 Senior Secured Convertible Notes. At the Effective Time, SPAC shall issue to each PIPE Investor (i) SPAC July 2026 Senior Secured Convertible Notes in exchange for such PIPE Investor’s Company July 2026 Senior Secured Convertible Notes in an aggregate principal amount equal to the aggregate outstanding principal amount of such Investor’s July 2026 Senior Secured Convertible Notes immediately prior to the Closing Date, which SPAC July 2026 Senior Secured Convertible Notes shall be on terms identical to the Company July 2026 Senior Secured Convertible Notes, provided that such SPAC July 2026 Senior Secured Convertible Notes shall not bear any restrictive legends; provided further that such SPAC July 2026 Senior Secured Convertible Notes have been registered on the Registration Statement.

Section 3.07 Exchange of Company July 2026 Warrants; Assumption of Company Bridge Amended and Restated Warrants.

(a)At the Effective Time, SPAC shall issue to each PIPE Investor SPAC July 2026 Warrants in exchange for the Company July 2026 Warrants pursuant to the Company July 2026 Securities Purchase Agreement that are exercisable for the same number of shares of common stock issuable upon exercise of such warrant as such Investor’s Company July 2026 Warrants were exercisable immediately prior to the Closing Date (subject to adjustment as provided in the Company July 2026 Warrants), which SPAC July 2026 Warrants shall be on terms identical to the Company July 2026 Warrants, provided that such SPAC Warrants shall not bear any restrictive legends; provided that such SPAC July 2026 Warrants shall have been registered on the Registration Statement.

(b) By virtue of the Merger and without any further action on the part of SPAC, Merger Sub, or the Company, or any holder of Company Bridge Amended and Restated Warrants, SPAC shall assume all of the obligations of the Company arising under or relating to the Company Bridge Amended and Restated Warrants issued by the Company and outstanding immediately prior to the Effective Time pursuant to the terms thereof (collectively, the “Company Warrant Documents”). From and after the Effective Time, SPAC shall be substituted for the Company as the obligor under each Company Warrant Document, and the Company shall be released from all obligations thereunder to the extent permitted by the applicable Company Warrant Document.

Section 3.08 Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to qualify for the Merger Intended Tax Treatment. The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Merger, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger for the Merger Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Domestication has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE IV.

CONVERSION OF SECURITIES; Exchange of certificates

Section 4.01 Conversion of Securities.

(a) At the Closing, each Company Bridge Amended and Restated Note held by the holders thereof and outstanding immediately prior to the Closing shall be converted into the right to receive Domesticated SPAC Common Stock at a conversion price per share equal to $5.50 per share, in accordance with the terms of the applicable Company Bridge Amended and Restated Note and the Company Bridge Securities Purchase Agreements.

(b) Immediately prior to the Merger, each of the then issued and outstanding shares of Domesticated Class B Common Stock will convert automatically, on a one-for-one basis, into a share of Domesticated SPAC Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares) shall be canceled and converted into the right to receive, the number of shares of Domesticated SPAC Common Stock equal to the Exchange Ratio;

(ii) all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Fractional Shares. No fraction of a share of Company Common Stock will be issued by virtue of the Merger, and any time that shares of Company Common Stock are distributed to any person pursuant to this Agreement (after aggregating all fractional shares of Company Common Stock that otherwise would be received by such person in connection with such distribution) shall be rounded to the nearest whole number (with 0.5 shares rounded up).

(d) Cancellation of Treasury Stock. Immediately prior to the Effective Time, if there are any shares of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any distribution or payment in respect thereof.

Section 4.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that the Transfer Agent is satisfactory to all parties, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article IV, a number of shares of Domesticated SPAC Common Stock sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such shares of Domesticated SPAC Common Stock being hereinafter referred to as the “Exchange Fund”). SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, SPAC shall cause the Exchange Agent to deliver to each holder of Company Common Stock, the applicable portion of the Aggregate Transaction Consideration via book-entry issuance pursuant to the provisions of Section 4.01, subject to any adjustments pursuant to Section 4.02(d) and any Tax withholdings pursuant to Section 4.04.

(c) No Further Rights in Company Common Stock. The Aggregate Transaction Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding prior to the Effective Time.

(d) Adjustments to Aggregate Transaction Consideration. The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the SPAC Class A Ordinary Shares prior to the Domestication or the Domesticated SPAC Common Stock after the Domestication occurring on or after the date hereof and prior to the Effective Time to provide the holders of shares of Company Common Stock immediately prior to the Effective Time the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the relevant portion of the Aggregate Transaction Consideration.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to SPAC. Any holders of Company Common Stock who have not theretofore complied with this subsection (e) shall thereafter look only to SPAC for payment of the applicable portion of the Aggregate Transaction Consideration, without interest. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of SPAC free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, SPAC or the Surviving Corporation shall be liable to any holder of Company Common Stock (or dividends or distributions with respect thereto) for any such Company Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 4.03 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Appraisal Shares”) shall not be converted into, and such stockholders shall have no right to receive, the applicable portion of the Aggregate Transaction Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Transaction Consideration, without any interest thereon, upon surrender, in the manner provided in Section 4.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock (as the case may be).

(b) Prior to the Closing, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 4.04 Withholding Rights. Each of the Company and SPAC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. The Parties shall use commercially reasonable efforts to reduce or eliminate any such withholding with respect to any payment to another Party, including the payor providing such Party, as applicable, a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. To the extent that amounts are so withheld by the Company or SPAC, as the case may be, and timely remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Company or SPAC, as the case may be.

Section 4.05 Earn-Out Shares.

(a) SPAC shall issue to the Principals in an equal amount of up to an aggregate of eight million (8,000,000) additional shares of Domesticated SPAC Common Stock (the “Earn-Out Shares”) upon the achievement of one or more of the Earn-Out Triggers during the period beginning on the date hereof and ending on the five (5) year anniversary of the Closing Date (the “Earn-Out Period”) as follows: (i) one-third of the Earn-Out Shares shall be issuable if the VWAP equals or exceeds $12.50 per share over any twenty (20) trading days within any thirty (30) consecutive trading-day period during the Earn-Out Period (the “Tranche 1 Trigger”); (ii) one-third of the Earn-Out Shares shall be issuable if such VWAP equals or exceeds $15.00 per share over any twenty (20) trading days within any thirty (30) consecutive trading-day period during the Earn-Out Period (the “Tranche 2 Trigger”); and (iii) one-third of the Earn-Out Shares shall be issuable if such VWAP equals or exceeds $17.50 per share over any twenty (20) trading days within any thirty (30) consecutive trading-day period during the Earn-Out Period (the “Tranche 3 Trigger” and, together with the Tranche 1 Trigger, the Tranche 2 Trigger, the “Earn-Out Triggers”). In the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification or similar transaction affecting the Domesticated SPAC Common Stock during the Earn-Out Period, the share counts and per-share price thresholds set forth in this Section 4.05 shall be equitably adjusted to preserve the economic intent hereof. In the event of a Change of Control of the Domesticated SPAC prior to the end of the Earn-Out Period, if the per share consideration payable to the Principals, determined by dividing the aggregate transaction consideration by the total number of outstanding shares of common stock on a fully diluted basis (including (i) all shares of common stock then outstanding, (ii) all Earn-Out Shares issuable pursuant to this Agreement, and (iii) any other potentially issuable shares of the Domesticated SPAC), equals or exceeds the per share price applicable to any then unachieved Earn-Out Trigger, such Earn-Out Trigger shall be deemed achieved immediately prior to the consummation of such Change of Control, and the corresponding Earn-Out Shares shall be issued to the Principals. Any Earn-Out Shares that have not been issued upon achievement of the applicable Earn-Out Trigger on or prior to the expiration of the Earn-Out Period shall be forfeited and no longer issuable hereunder. The Earn-Out Shares, if and when issued, shall be fully paid and nonassessable and shall not be subject to any contractual lock-up, transfer restriction or similar restriction (other than restrictions imposed by applicable securities Laws).

(b) For the avoidance of doubt, with respect to the Tranche 1 Trigger, the Tranche 2 Trigger and Tranche 3 Trigger, all lower triggers not previously met are deemed met and the correlated Earn-Out Shares are deemed earned and owed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC and Merger Sub as follows:

Section 5.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its state or country of formation and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company or its Subsidiary is so qualified or licensed is listed in Section 5.01(a) of the Company Disclosure Schedule.

(b) Section 5.01(b) of the Company Disclosure Schedule sets forth a list of each of the Subsidiaries together with details of their respective jurisdictions of incorporation. Except as disclosed on Section 5.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity. The Company will not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity other than the Subsidiaries.

Section 5.02 Certificates of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to SPAC complete and correct copies of the Company Organizational Documents as amended to date and each of the organizational documents of its Subsidiaries. The Company Organizational Documents and the organizational documents of its Subsidiaries are in full force and effect. Neither the Company nor any of the Subsidiaries is in material violation of any of the provisions of their respective Company Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock. As of the date hereof, 5,000,000 shares of Company Common Stock are issued and outstanding. Company Disclosure Schedule 5.03(a) sets forth the authorized and issued equity of each Subsidiary and the equity owned by the Company.

(b) Except as set forth in Section 5.03(b) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company or any Subsidiary.

(c) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company Common Stock or as set forth in Section 5.03(d) of the Company Disclosure Schedule, no shares or other equity or voting interest of the Company or any Subsidiary, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company or any Subsidiary is authorized or issued and outstanding.

(e) All outstanding shares of Company Common Stock and the equity of each Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Subsidiary is a party.

Section 5.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and, subject to receiving the Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than, (a) with respect to the Merger, the Requisite Approval, and (b) the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the other Transaction Documents to which the Company is or will be a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). No state takeover statute is applicable to the Merger or the other Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 5.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of Consent, revocation, modification, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material permit, property or asset of the Company pursuant to, any Material Contract, except with respect to clauses (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the performance of this Agreement or any Transaction Document by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the failure to obtain such Consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.06 Permits; Compliance. The Company and each of the Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its respective properties or to carry on its respective business as it is now being conducted (the “Company Permits”). No suspension, revocation or cancellation of any of the Company Permits is pending or threatened in writing. The Company is not in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

Section 5.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of an unaudited balance sheet of the Company and the Subsidiaries for the years ended December 31, 2025 and 2024, and the related unaudited statements of operations and cash flows of the Company for each of the years then ended, (collectively, the “Financial Statements”). Each of the Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and the absence of notes and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date hereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company has made available to SPAC a true and complete copy of the unaudited balance sheet of the Company and its Subsidiaries (the “Most Recent Balance Sheet”) as of December 31, 2025 (the “Most Recent Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Company and its Subsidiaries for the 12-month period then ended. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements or the Most Recent Balance Sheet, the Company and its Subsidiaries do not have any Indebtedness, liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Most Recent Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Subsidiary is a party or (iii) liabilities and obligations which are not, individually or in the aggregate expected to be material to the Company or any Subsidiary.

(d) The Company and each Subsidiary has established and maintained a system of internal accounting controls. Such internal controls are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. Neither the Company, any Subsidiary nor any director, officer, employee, auditor, accountant or Representative of the Company or any Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any board or similar governing body of any Subsidiary or any committee thereof.

(e) To the Knowledge of the Company, no employee of the Company or any of the Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. To the Company’s Knowledge, no officer, employee or agent of the Company or any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP. Such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the Most Recent Balance Sheet Date, the Company has not modified or changed in any material respect its sales practices or methods including such practices or methods in accordance with which the Company or any Subsidiary sells goods, fills orders or records sales.

(g) All accounts payable of the Company or any Subsidiary reflected on the Most Recent Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the Most Recent Balance Sheet Date, neither the Company nor any Subsidiary has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(h) The PCAOB 2025 Audited Financials, when delivered by the Company, shall (i) be true and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(i) There are no outstanding loans or other extensions of credit made by the Company or any Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.08 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, except as set forth in Section 5.08 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, (a) the Company and each of the Subsidiaries has conducted its respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) neither the Company nor any of the Subsidiaries has sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) neither the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 5.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries, or any property or asset of the Company or any of the Company’s Subsidiaries, before any Governmental Authority. Neither the Company, any of the Company’s Subsidiaries nor any material property or asset of the Company or any of the Company’s Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Company Disclosure Schedule lists all written or oral material “employee benefit plans” (as defined in Section 3(3) of ERISA) and all bonus, equity compensation, incentive, deferred compensation, phantom equity, retiree medical or life insurance, supplemental retirement, severance, change in control, retention, fringe benefit, sick, paid time off, and vacation and other employee benefit plans, policies, programs or arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, which are maintained, contributed to or sponsored by the Company or any of the Subsidiaries for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any of the Subsidiaries has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, the “Plans”). In addition, all employment and consulting contracts or agreements to which the Company or any of the Subsidiaries is a party, with respect to which the Company or any of the Subsidiaries has any severance obligation have been made available to SPAC (each, a “Service Agreement”) and set forth on Section 5.10(a) of the Company Disclosure Schedule.

(b) With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received Internal Revenue Service (“IRS”) determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding.

(c) Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d) Except as set forth in Section 5.10(d) of the Company Disclosure Schedule, the Company is not and will not be obligated, whether under any Plan, Service Agreement or otherwise, to pay separation, severance or termination pay or any transaction or change in control bonus to any current or former employee, director and/or independent contractor directly as a result of any Transaction contemplated by this Agreement (either alone or in combination with another event), nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any of Subsidiary of the Company being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans nor Service Agreements provides, nor does the Company or any Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of the Company or any Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder, or other applicable Law.

(f) Each Plan has been established, administered and funded in accordance with its terms, and each Plan and Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Code and the Patient Protection and Affordable Care Act of 2010. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company.

(j) Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 5.11 Labor and Employment Matters.

(a) Except as set forth in Section 5.11(a) of the Company Disclosure Schedule, the Company and each of the Subsidiaries is and during the past four (4) years has been in compliance, with all applicable Laws governing the employment of labor, including all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors, as applicable; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(b) The Company and each of the Subsidiaries (i) have properly classified and treated all of its employees as “employees” and independent contractors as “independent contractors”; (ii) have properly classified and treated all of its employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current independent contractors or employees; and (vi) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations, as applicable, for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(c) Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, there are no, and in the past three (3) years there have been no pending or, to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims brought by or on behalf of any current or former employees, contractors or other service providers against the Company or any of the Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, there are no, and in the past three (3) years there have been no, pending, or to the knowledge of the Company, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of the Company. The Company is not a party to, and it not otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(e) Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is, and has not been for the past three (3) years, a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. To the knowledge of the Company, there are not any activities of any labor union to organize any such employees. No labor union, trade union, labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. In the past six (6) years, there has not been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company or any of the Subsidiaries.

(f) Neither the Company nor any of the Subsidiaries has (i) any outstanding liability under the Worker Adjustment and Retraining Notification Act of 1988 (or any similar state or local statute, rule or regulation), (ii) experienced or implemented a “mass layoff” or “plant closing” (within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local statute, rule or regulation) in violation of the Workers Adjustment and Retraining Notification Act of 1988 or any similar state or local statute, rule or regulation and (iii) incurred any liability under such statutes during the past three (3) years.

(g) Each employee of the Company or any of the Subsidiaries that works in the United States is authorized to work in the United States. For each employee of the Company or any of the Subsidiaries that works in the United States, the Company or the respective Subsidiary has completed a Form I-9 (Employment Eligibility Verification) for each employee hired after November 6, 1986 and each such Form I-9, to the knowledge of the Company, is correct and complete.

(h) Section 5.11(h) of the Company Disclosure Schedule sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by the Company or any of the Subsidiaries, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. Section 5.11(h) of the Company Disclosure Schedule also sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by the Company or any of the Subsidiaries as an independent contractor, together with such individual’s compensation arrangement with the Company or the Subsidiary and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 5.11(h) of the Company Disclosure Schedule, the employment of each employee of the Company or the Subsidiary and the engagement of each independent contractor of the Company or the Subsidiary is terminable at will by the Company without any penalty, liability or severance obligation incurred by the Company. No employee of the Company or any Subsidiary has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company or any Subsidiary, and, to the knowledge of the Company, no such person has any plans to terminate their employment or services.

Section 5.12 Real Property; Title to Assets.

(a) The Company and the Subsidiaries have not owned and do not presently own any real property.

(b) Section 5.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or the Subsidiaries leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or the Subsidiaries has the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases. The Company and the Subsidiaries have not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or the Subsidiaries to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no material latent defects or adverse physical conditions affecting the Leased Real Property or the improvements thereon.

(d) The Company or the Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) any Company-Owned IP that constitutes registered Patents, Trademarks, or Copyrights and applications for any of the foregoing that have been filed with an applicable Governmental Authority (indicating in each case, as applicable, the filing date, application number, date of issuance, registration or issue number, country and the owner); (ii) any Company-Owned IP that constitutes a material unregistered Trademark, indicating in each case, as applicable, the country or countries of use and the owner; (iii) any Company-Owned IP that constitutes a material Trade Secret, provided, that such identification shall only be a general description of such Trade Secret; and (iv) any social media handles owned or controlled by the Company or its Subsidiaries and their corresponding social media platforms; (vi) all domain names within the Company-Owned IP together with the applicable registrar and the owner of such domain name.

(b) Without limiting the scope of the representation in the second sentence of Section 5.13(f), the Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable license, all material Company-Licensed IP in the manner currently used by the Company or any of the Subsidiaries. All Company-Owned IP is valid, subsisting and enforceable, and, to the knowledge of the Company, there are no facts or circumstances that would adversely affect such validity and enforceability. No issuance or registration obtained and no application filed by the Company or any of its Subsidiaries for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. No loss or expiration of any Company-Owned IP is threatened or pending. The Company IP constitutes all Intellectual Property used in or necessary for the operation of the business of the Company and its Subsidiaries and is sufficient for the conduct of such business as currently conducted.

(c) The Company has taken and takes commercially reasonable actions to maintain, preserve, and protect its and its Subsidiaries’ Trade Secrets and other Confidential Information. Without limiting the scope of any other representation in this Section 5.13, to the Company’s knowledge, none of the Company’s or its Subsidiaries’ Trade Secrets or Confidential Information material to the Company’s or any of its Subsidiary’s business included in the non-public Company-Owned IP has been disclosed or made available to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Trade Secret or other such Confidential Information. To the Company’s knowledge, there has not been any unauthorized access, theft, disclosure, use or misappropriation of any Trade Secrets included in the Company-Owned IP or any of Company’s Confidential Information owed by Company or any breach of any obligations owned with respect to Trade Secrets within the Company-Licensed IP or owed with respect to third party Confidential Information.

(d) No funding, grant, facility, resource or personnel of any Governmental Authority or university, academic or educational institution or research institute was used in the development or creation, in whole or in part, of any Company-Owned IP, and no Governmental Authority or university, academic or educational institution or research institute has any ownership rights, use rights, Liens or other interest in or to any Company-Owned IP.

(e) Neither the Company and its Subsidiaries nor any Person who contributed to the discovery, conception, development, creation, or reduction to practice of any Company-Owned IP has ever been a member of, or a contributor to, any industry standards body that requires its members or contributors to grant or offer to any other Person any license or right to any technology or Intellectual Property owned by such members or contributors.

(f) There have been no actions and no claims filed with a Governmental Authority and served on the Company or any of the Subsidiaries, or threatened in writing (including email), against the Company or any of the Company’s Subsidiaries, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property of other persons (including any demands or offers to license any Intellectual Property from any other person), or (C) claims that any default exists under any license to Company-Licensed IP. The operation of the business of the Company and the Subsidiaries as previously conducted and as currently conducted and the Products, have not infringed, misappropriated or violated and do not infringe, misappropriate or violate, any Intellectual Property of other persons, and have not constituted and do not constitute unfair competition or trade practices, and Company has not received any notice from any person asserting or claiming any such infringement, misappropriation or violation, or any such unfair competition or trade practices. To the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP. Neither the Company nor any of the Subsidiaries have issued any notice asserting or claim any such infringement, misappropriation or violation of any of the Company-Owned IP. None of the Company-Owned IP and, to the knowledge of the Company, none of the Company Licensed IP, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company-Owned IP.

(g) All founders and all current and former officers, management, employees, consultants, and contractors who have independently or jointly contributed, developed, conceived, contributed to or otherwise participated in the conception, authorship, creation, improvement, modification, reduction to practice, or development of any Technology or other Intellectual Property for or on behalf of the Company or its Subsidiaries have executed valid, written agreements with the Company or one of its Subsidiaries, pursuant to which such persons (i) agreed to maintain in confidence all confidential or proprietary information acquired or learned by them in the course of their relationship with the Company or a Subsidiary, (ii) have irrevocably assigned to the Company or the Subsidiary, to the maximum extent provided for by, and in accordance with, applicable Laws, all of their entire rights, title, and interest in and to any and all Technology or other Intellectual Property created, conceived or otherwise developed by such person in the course of and related to their relationship with the Company to the extent such Technology or Intellectual Property is not automatically owned by the Company by operation of law, and (iii) waived their non-assignable rights (including moral rights) to any such Technology and Intellectual Property.

(h) The consummation of the Transactions shall not result in (i) any assignment, forfeiture, termination, or placement of any Lien on, or any other restriction, limitation, loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s or any of its Subsidiaries’ right to own, use or hold for use any Company IP, (ii) the Company or any of its Subsidiaries being in breach of any Inbound IP Contracts or Outbound IP Agreements; (iii) the modification, cancellation, termination, suspension or acceleration of, any payment with respect to any Inbound IP Contracts or Outbound IP Agreements; or (iv) SPAC or its Affiliates, or the Company or its Subsidiaries (each being “that person” within the meaning of this subsection) being (A) bound by or subject to any noncompete or licensing obligation, covenant not to sue, or other restriction on or modification of the operation or scope of the current business of the Company or any of its Subsidiaries, which that person was not bound by or subject to prior to the Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any person in excess of those payable by the Company and its Subsidiaries (taken as a whole) prior to the Closing, or (2) provide or offer any discounts or other reduced payment obligations to any person in excess of those provided by the Company and its Subsidiaries (taken as a whole) to such person prior to the Closing.

(i) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the needs of the business of the Company and its Subsidiaries as currently conducted. The Company maintains commercially reasonable data security disaster recovery and business continuity plans, procedures and facilities concerning its and its Subsidiaries’ business operations, and there has not been any material failure or any disruptions or any unauthorized access with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of seat licenses for its Business Systems, and is not in material breach of any such licenses.

(j) The Company is in actual possession and control of (i) the applicable source code, object code, and user manuals for all Software within the Company-Owned IP that is currently, or was in the past five (5) years, incorporated or employed in or used in any Products licensed, sold, distributed or otherwise made available by or on behalf of the Company or a Subsidiary, and (ii) Technical Documentation sufficient to allow for the continuation of the use, distribution, maintenance and support of each item of such Software within the Company-Owned IP that is currently, or was in the past five (5) years, incorporated or employed in or used in any Products licensed, sold, distributed or otherwise made available by or on behalf of the Company or a Subsidiary. The source code for all current versions of Products can be compiled without material error into object code by a trained computer programmer. None of the source code or materials described in (i) and (ii) above has been licensed or provided to any person other than employees, consultants and contractors of the Company or its Subsidiaries, in each case, who or that have a “need to know” such source code and materials in connection with the performance of their duties to the Company or its Subsidiaries, and have a written confidentiality obligation to the Company or one of its Subsidiaries, as applicable, with respect to such source code or related materials. Neither the Company nor its Subsidiaries are obligated to provide to any person the source code for any Software within the Company-Owned IP. None of the source code or related materials for any Software within the Company-Owned IP is in escrow or under any obligation, conditional or otherwise, to be deposited in escrow.

(k) All Software within the Company-Owned IP is free of any exposed keys or credentials that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Software, and to the Company’s knowledge, is free from any defect, bug, virus, design or documentation error or corruptant that would have a material effect on the operation or use of such Software and that cannot be remedied or fixed in accordance with standard software development practices. No Software within the Company-Owned IP contains any Disabling Device or Spyware Device.

(l) The Company and the Company’s Subsidiaries are in material compliance with all the terms and conditions of all agreements for all Open Source Software licensed by the Company or any of its Subsidiaries. The Company and its Subsidiaries have not used and do not use any Open Source Software or any modification or derivative thereof in a manner that, with respect to any of the Products or Company-Owned IP, would (A) grant to any person any rights to or immunities for use of any Company-Owned IP, (B) require the disclosure or distribution of any Company-Owned IP in source code form, (C) require licensing of any Company-Owned IP for the purpose of making derivative works of such Company-Owned IP, (D) require that the Company-Owned IP be reverse engineerable or (E) impose any restriction on the consideration to be charged for the distribution of any Company-Owned IP or Product or otherwise obligate the Company or one of its Subsidiaries to make any Company-Owned IP or Product available free of charge. To the extent third party Software is marketed or distributed to customers of the Company or any Subsidiaries together with the Company-Owned IP, the third party rights have been identified in Section 5.13(l) of the Disclosure Schedule, all necessary licenses have been obtained and complied with, no royalties or payments are due now or in the future and there are no obligations to provide access to any third party to, or permit any third party to copy, modify or distribute, any Company-Owned IP.

(m) The Company currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) industry standards to which the Company is legally bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Company, and (iii) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Company (collectively, the “Data Security Requirements”). The Company and each of their Subsidiaries have implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Personal Information or Business Data held or processed by, including via contractual commitments, or on behalf of the Company or its Subsidiaries, including implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices and Spyware Devices. Neither the Company nor any of its Subsidiaries have inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device or Spyware Device in any of the Business Systems. Neither the Company nor any of the Subsidiaries has been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

Section 5.14 Taxes.

(a) The Company and each of the Company’s Subsidiaries: (i) has timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all income Taxes and any other material Taxes that the Company or the Company’s Subsidiaries is otherwise obligated to pay (whether or not shown on any Tax Return), except with respect to Taxes not yet due or payable or otherwise that are being contested in good faith and are disclosed in Section 5.14 of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Effective Time; (iii) with respect to all Tax Returns filed by it, has not waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any of the Company’s Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no a potential liability or obligation to any person as a result of or pursuant to any such (i) agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and (ii) which is not entered into with any affiliate or direct or indirect owner of the Company or any Subsidiary of the Company.

(c) The Company and each of the Company’s Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) The Company and each of the Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither the Company nor any of the Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any of the Company’s Subsidiaries has any liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(g) The Company and each of the Company’s Subsidiaries has no request for a ruling in respect of Taxes pending between the Company and any Tax authority.

(h) The Company and each of the Company’s Subsidiaries (i) has not within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, (ii) is or has ever been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, (iii) is a “controlled foreign corporation” as defined in Section 957 of the Code, (iv) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (v) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(i) Neither the Company nor any of the Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) To the knowledge of the Company and each of the Company’s Subsidiaries, neither the Company nor any of the Company’s Subsidiaries has taken any action, or are there any facts or circumstances, that would reasonably be expected to prevent the Domestication from qualifying for the Domestication Intended Tax Treatment or prevent the Merger from qualifying for the Merger Intended Tax Treatment.

(k) There are no Tax Liens upon any assets of the Company or any of the Company’s Subsidiaries except for Permitted Liens.

(l) None of the Company or any Company Subsidiary has taken any action, nor to the knowledge of the Company or any Company Subsidiary are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Merger Intended Tax Treatment.

(m) To the knowledge of the Company and each of the Company’s Subsidiaries, the Company and each of its Subsidiaries been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(n) The Company and each of the Company’s Subsidiaries is classified for U.S. federal income tax purposes as set forth in Section 5.14(n) of the Company Disclosure Schedule and no such entity has made an inconsistent or contrary entity classification election.

(o) Less than 50 percent of the value of the Company’s total assets (after excluding cash, cash items (including receivables), and government securities for purposes of computing total assets)) consists of stock or securities (within the meaning of Section 368(a)(2)(F)(vii) of the Code). For purposes of this representation, any stock and securities of any subsidiary of the Company is disregarded and the Company is deemed to own its ratable share of such subsidiary’s assets. The Company has not been, is not, and immediately prior to the Effective Time will not be, an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

(p) No written claim has been made (or written notification delivered in any form) by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

Section 5.15 Environmental Matters. Except as set forth in (a) of the Company Disclosure Schedule, (a) neither the Company nor any of the Company’s Subsidiaries is, or has been in the prior three (3) years, in violation in any material respect of any applicable Environmental Law; (b) neither the Company nor any of the Company’s Subsidiaries has released or caused any release of Hazardous Substances on or from any property currently or formerly owned, leased or operated by it (including, without limitation, soils and surface and ground waters) in violation in any material respect of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company or the Company’s Subsidiaries pursuant to applicable Environmental Laws; (c) neither the Company nor any of the Company’s subsidiaries has transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property not owned, operated or leased by it, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company under any Environmental Law; (d) the Company and each of the Subsidiaries has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company and each of the Subsidiaries is in compliance in all material respects with the terms and conditions of its Environmental Permits; and (f) the Company has delivered to SPAC true and complete copies of (x) all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company, any of the Subsidiaries or any real property presently or formerly owned, leased, or operated by them (or its or their respective predecessors) that are in possession, custody or control of the Company and (y) any written reports, notices of violation, orders, decrees, injunctions or other arrangements with any Governmental Authority, in the possession, custody or control of the Company, relating to environmental conditions in, on or about, properties currently leased or operated by the Company or any of the Subsidiaries, or otherwise related to the Company’s compliance with Environmental Laws.

Section 5.16 Material Contracts.

(a) Section 5.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any of the Subsidiaries is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are set forth on Section 5.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable of more than $500,000, in the aggregate, over the 12-month period ended December 31, 2025;

(ii) each contract and agreement with suppliers for expenditures paid or payable by the Company of more than $500,000, in the aggregate, over the 12-month period ended December 31, 2025;

(iii) each contract and agreement with customers that involves consideration payable to the Company of more than $500,000, in the aggregate, over the 12-month period ended December 31, 2025;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements that are material to the business of the Company;

(v) all Service Agreements and management contracts, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or the respective Subsidiary or income or revenues related to any Product of the Company or a Subsidiary;

(vi) all contracts and agreements evidencing Indebtedness (or any guaranty therefor) for borrowed money;

(vii) any guaranty, direct or indirect, of any obligation of a third party (other than the Company);

(viii) any change in control, retention, sale bonus or similar agreements;

(ix) any employment or consulting agreements to which the Company or any Subsidiary is a party and which provides for annual base cash compensation in excess of $200,000;

(x) any contract (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Product or service of the Company or any Subsidiary;

(xi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;

(xii) all partnership, joint venture or similar agreements that are material to the business of the Company or a Subsidiary;

(xiii) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party, other than any Company Permits;

(xiv) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person,

(xv) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xvi) all Inbound IP Contracts;

(xvii) all Outbound IP Contracts; and

(xviii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company, taken as a whole; and

(xix) any collective bargaining or other agreement with a labor union or labor organization.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and the Company is not in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; (iii) the Company has not received any claim of default under any such Material Contract; and (iv) no party to any Material Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company. The Company has furnished or made available to SPAC or its legal advisors true and complete copies of all Material Contracts without redaction, including amendments thereto that are material in nature.

Section 5.17 Government Contracts; Bids.

(a) Section 5.17(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Government Contract that is currently in effect or which was in effect at any time during the three-year period prior to the date hereof and indicates: (i) the contract name and/or number; (ii) the effective date; (iii) the contact parties; (iv) the period of performance; and (v) each modification thereto to which the Company or any Subsidiary is a party. Each such Government Contract is a legal, valid and binding obligation of the applicable party thereto and is in full force and effect as of the date hereof and was awarded in compliance with all applicable laws. there is, There has been, no cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice pending or in effect or, to the Company’s knowledge, threatened, in each case, pertaining to any such Government Contract, nor has there been any dispute between any of the Company or any of its Subsidiaries and any Governmental Authority or between the Company or any of its Subsidiaries and any prime contractor, subcontractor, vendor or other Person where the ultimate contracting party is a Governmental Authority, arising under or relating to any such Government Contract or Government Bid, and the neither the Company or any of its Subsidiaries has received written notice of any adverse or negative government past performance evaluations or ratings in connection with any Government Contract, and each of the Company or any of its Subsidiaries has complied in all material respects with applicable limitations on sub-contracting in connection with every Government Contract.

(b) Section 5.17(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Government Bid which the Company has submitted or participated in within the past twelve (12) months that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company Group and indicates: (i) the bid submission date; (ii) the expected award date; and (iii) the anticipated contract value.

(c) (i) The Company has complied in all material respects with all laws pertaining to the Government Contracts and Government Bids (and in any material certificate, statement, list, schedule or other document submitted or furnished in connection with the foregoing), (ii) all disclosures, representations, warranties and certifications made by the Company in such Government Contracts and Government Bids were complete and correct as of their effective date, (iii) no prime contractor, subcontractor or other Person has notified the Company in writing that the Company has breached or violated any law pertaining to such Government Contracts and Government Bids, (iv) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect, has been issued or made, or has been threatened, with respect to any Government Contract or Government Bid, and (v) no cost incurred or invoice rendered by the Company pertaining to any Government Contract is currently being questioned or has been withheld or disallowed by any Governmental Authority or has been or now is, the subject of an investigation.

(d) There has been no finding of fraud or any claim of any liability as a result of defective pricing, labor mischarging or improper payments on the part of the Company or any Subsidiary in connection with any Government Contracts or Government Bids.

(e) Neither the Company nor any Subsidiary using or providing to any third party any Intellectual Property developed under any Government Contract for purposes other than those allowed under such Government Contract without having obtained the necessary and appropriate prior permission of the Governmental Authority or prime contractor (as the case may be) involved.

(f) Section 5.17(f) of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) all facility and other security clearances and access authorizations held by the Company and its Subsidiaries and (ii) all personnel security clearances and access authorizations held by the Company’s and its Subsidiaries employees, to the extent such clearances are required in connection with any Government Contracts or Government Bids. The Company possesses all facility security clearances and other clearances and access authorizations and other authorizations necessary to perform its Government Contracts and the Company’s subcontractor(s) and independent contractor(s) under such Government Contracts possess all necessary security clearances to perform such Government Contracts. All requisite personal security clearances held by any continuing employee, and all facility and other security clearances held by the Company and its Subsidiaries, are valid and in full force and effect, and the Company and each Subsidiary is in compliance with all United States national security obligations and requirements. Neither the Company nor any of its Subsidiaries nor any of their employees, officers or directors has had a personal security clearance revoked. The Company and each of its Subsidiaries has complied in all material respects with all applicable requirements under each Government Contract or Government Bid relating to the safeguarding of and access to classified or sensitive information. No facts currently exist that would reasonably be expected to give rise to the revocation of any security clearance of the any of the Company or any Subsidiary or any of their employees, officers, managers or directors.

(g) Neither the Company nor any Subsidiary has (i) received any payment of money or provision of value to a third party, or any receipt of money or value from a third party, in each case, that constitutes, or could reasonably be viewed or interpreted to be, a fee or compensation for the referral of a Contract, customer, business or business opportunity, (ii) assigned, granted a secured interest in, conveyed or transferred any material account receivable or other material rights arising under any Government Contracts.

(h) Neither the Company nor any Subsidiary is (i) in receipt or possession of any competitor (as to any Government Contract or Government Bid) or Governmental Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized; (ii) subject to any active administrative agreement pertaining to its eligibility for the award of Government Contracts or stop work order relating to any Government Contract that is still in effect; (iii) or has been debarred, suspended or similarly disqualified from participation in the award of Contracts with any other Governmental Authority; and (iv) aware of any facts or circumstances that would warrant the institution of suspension, debarment or other disqualification proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any Subsidiary or any director, officer, or employee thereof.

(i) None of the Company, its Subsidiaries or their respective directors, officers, employees or other Representatives is, or has during the past three (3) years been, under administrative, civil or criminal investigation or indictment by any Governmental Authority or subject to any audit or investigation by the Company with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid, and (ii) during the past three (3) years, neither the Company nor any Subsidiary has conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, act, misstatement or omission arising under or relating to a Government Contract or Government Bid.

Section 5.18 Insurance.

(a) Section 5.18(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or a Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company or the respective Subsidiary is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, will qualify as the Requisite Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company will then be necessary to adopt this Agreement and consummate the Transactions.

Section 5.20 Certain Business Practices. None of the Company or any Subsidiary nor, to the Knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.21 Artificial Intelligence.

(a) Section 5.21(a) of the Company Disclosure Schedule identifies all Company AI currently incorporated or employed in or used in any Products currently licensed, sold, distributed or otherwise made available by or on behalf of the Company or a Subsidiary. The Company or one of its Subsidiaries either (i) exclusively owns full right, title and interest in and to the Company AI currently used by the Company or any of its Subsidiaries (including all Intellectual Property rights therein); or (ii) has a current, fully paid up right and license to use, maintain, reproduce, modify or create derivative works of such Company AI currently used by the Company or any of its Subsidiaries, in each case, solely to the extent necessary for the current use of such Company AI for the purpose of carrying on the business of the Company and its Subsidiaries in all relevant jurisdictions, including use in Products to the extent such Company AI is currently used in Products, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent, impair or impede the Company’s or one of its Subsidiaries’ ability to renew such license(s) on substantially similar terms. The Company or one of its Subsidiaries either (i) exclusively owns all right, title and interest in and to all outputs from all Company AI; or (ii) has a license to use, maintain, reproduce, modify or create derivative works of outputs of all Company AI, including use in Products, in each case consistent with Company’s previous and current use of such outputs. The Company and its Subsidiaries have not: (i) used any Company AI in a manner that has adversely affected, or would reasonably be expected to adversely affect (A) the ownership, validity, enforceability, registrability, copyrightability or patentability of any Company-Owned IP that constitutes a registered Patent, Trademark, or Copyright and any application for any of the foregoing that has been filed with an applicable Governmental Authority or (B) the ownership, validity, or enforceability of any other material output created by such Company AI that the Company or any of its Subsidiaries intended to maintain as proprietary; or (ii) used any Company AI in a manner that does not materially comply with the applicable license or other Contract terms.

(b) The Company owns or has all necessary licenses to use all AI Inputs used by the Company for the Company AI or otherwise incorporated into or used in connection with any Product, and all such AI Inputs (whether proprietary to, or licensed by, the Company or its Subsidiaries) have been obtained and used in accordance with the applicable terms and Laws governing such use (including each end user license agreement, terms of use, privacy policies, consents, or other terms that govern the collection and use of third party data) and in compliance with all required consent and notification obligations. Neither the Company nor any of its Subsidiaries have permitted any Personal Information or Confidential Information of the Company or its Subsidiaries or their customers to be used as AI Inputs for the benefit of third party AI Technology or any third-party AI model or system. The Company owns all Intellectual Property in and to any developments, modifications, updates or improvements made to the Products resulting from the use of the AI Inputs and there are no restrictions on the Company’s exploitation or commercialization of the Products as a result of the use of the AI Inputs.

(c) The Company, its Subsidiaries and the Company AI or used in any Product, are, and have at all times been, materially compliant with all applicable Laws relating to the Company’s development, use, deployment, and sale of AI Technology, including the Colorado AI Act and the European Union Artificial Intelligence Act (collectively, “AI Laws”). The Company AI included in the Company-Owned IP or used in any Product materially satisfies all requirements under AI Laws, including, without limitation, requirements for risk assessment, transparency, and accuracy. The Company has in place appropriate data governance policies to ensure the lawful collection, use, and processing of data used by the Company AI. No investigations, claims, or enforcement actions against the Company or its Subsidiaries related to compliance with AI Laws or otherwise are pending or threatened by any Governmental Authority or person. To the knowledge of the Company, there are no investigations, claims or enforcement actions against any user of any Company AI included in the Company-Owned IP or used in any Product related to compliance with AI Laws or otherwise that are pending or threatened by any Governmental Authority or person.

(d) The Company, its Subsidiaries and the Company AI, adhere to industry standard policies and procedures relating to the development, use, deployment, and sale of AI Technology, including policies, protocols and procedures for: (i) adhering to the recommendations set forth in the Artificial Intelligence Risk Management Framework (AI RMF 1.0, as revised from time to time) promulgated by the National Institute of Standards and Technology (NIST) for designing, developing, and deploying AI Technology; (ii) designing, developing, and deploying AI Technology in a manner that promotes transparency, accountability, and human interpretability; (iii) identifying and mitigating bias in AI Inputs and harmful behavior in the Company AI, including, without limitation, bias and harmful behavior relating to race, gender, or ideology; and (iv) ensuring consistent accuracy, reliability, and quality in the predictions, results, data, information, or other outputs from the Company AI. No Person has made any claim or complaint that the predictions, results, data, information, or other outputs from the Company AI are biased, harmful, inaccurate, unreliable, or poor quality.

(e) Section 5.21(e) of the Company Disclosure Schedule identifies each third-party foundation model, large language model, model API, model-hosting service and model-fine-tuning service used in or in connection with any Product currently licensed, sold, distributed or otherwise made available by or on behalf of the Company or a Subsidiary (collectively, “Third-Party AI Services”), and the contract, terms of service, acceptable use policy and license governing the Company’s and its Subsidiaries’ use thereof. The Company and each Subsidiary is in material compliance with each such contract, terms of service, acceptable use policy and license, including any field-of-use, end-user, output-use, retraining, derivative-work and attribution restrictions, and neither the Company nor any Subsidiary has received any written notice of breach, suspension, termination or deprecation with respect thereto. Neither the Company nor any Subsidiary has used any Third-Party AI Service in any manner that would, under the applicable terms, grant the provider any ownership of, or any right to use for the provider’s own purposes (including model training or service improvement), the Company’s or its Subsidiaries’ prompts, inputs, outputs, fine-tuned models, embeddings, model weights or Confidential Information.

Section 5.22 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Subsidiary has, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 5.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or a Subsidiary, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.22. Neither the Company nor any Subsidiary has (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or a Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.23 Exchange Act. The Company is not currently (or has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.24 Brokers. Except for fees payable to Alexander Capital, L.P. and Clear Street LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 5.25 Equipment and Other Tangible Property. The Company and its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company as owned by the Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.26 Top Customers and Top Vendors.

(a) Section 5.26(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the top ten (10) customers (the “Top Customers”) and the top ten (10) vendors (the “Top Vendors”) of the Company and its Subsidiaries, in each case, based on the aggregate value of their transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2025.

(b) None of the Top Customers or Top Vendors has informed in writing any of the Group that it will, or to the knowledge of the Company, has threatened to, terminate, cancel or materially limit or adversely modify any of its existing business with the Company and its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening a material dispute against the Company and its Subsidiaries or its businesses.

Section 5.27 Absence of Certain Business Practices and Anti-corruption Compliance.

(a) The Company and its Subsidiaries and its directors and executive officers, are and have been in compliance with all applicable Specified Business Conduct Laws in all respects and are not engaged nor have they engaged in any activity that would reasonably be expected to result in the Company or any of its Subsidiaries becoming the subject or target of any Sanctions Laws; and neither the Company or any Subsidiary has: (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the knowledge of the Company, threatened, actions, proceedings or any investigation by or before any Governmental Authority related to any violation of any Specified Business Conduct Law. As of the date hereof and during the three (3) years prior to the date of this Agreement, none of the Company, any Subsidiary, nor any of its directors and executive officers: (x) is the subject or target of any Sanctions Law; or (y) has used any funds, loaned, contributed or otherwise facilitated the activities of any Person that is the target of or controlled by a target of an applicable Sanctions Law.

(b) Neither the Company, any of its Subsidiaries nor any of their directors or executive officers, has offered or given anything of value to (i) any official, executive, officer employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, executive, officer, employee, or any other person acting in an official capacity for or on behalf of a Governmental Authority (including, but not limited to, any director, officer, employee, or agent of a wholly or partially government-owned or government-controlled enterprise) or public international organization, any political party or official thereof, or any candidate for political office, in each case, in violation of the Specified Business Conduct Laws.

(c) The Company and its Subsidiaries have instituted and maintain policies, procedures, and controls reasonably designed to ensure compliance in all material respects with the Specified Business Conduct Laws.

(d) The operations of the Company and its Subsidiaries have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, applicable money laundering and terrorism financing statutes in all relevant jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(e) To the knowledge of the Company, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Specified Business Conduct Laws related to the Company or any of its Subsidiaries.

(f) To the knowledge of the Company, there are no whistleblower reports, allegations, or any other information concerning possible material violations of the Specified Business Conduct Laws related to the Company or any of its Subsidiaries.

Section 5.28 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except as set forth in (a) in SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), or (b) any SPAC SEC Reports filed with or furnished to the SEC prior to the date of this Agreement that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar cautionary, predictive or forward-looking sections or statements), SPAC hereby represents and warrants to the Company as follows:

Section 6.01 Corporate Organization.

(a) SPAC is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of SPAC and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub is the only subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 6.02 Memorandum, Certificate of Incorporation and Bylaws. Each of SPAC and Merger Sub has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. The SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in material violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.

Section 6.03 Capitalization.

(a) The authorized share capital of SPAC is US$25,000 divided into (i) 239,000,000 SPAC Class A Ordinary Shares, par value $0.0001 per share (ii) 10,000,000 SPAC Class B Ordinary Shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Stock”). There are (A) 17,801,250 SPAC Class A Ordinary Shares and 6,543,103 SPAC Class B Ordinary Shares that are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares are held in the treasury by the SPAC, (C) 1,771,500 SPAC Class A Ordinary Shares are reserved for future issuance in connection with the SPAC Rights. There are (x) no shares of SPAC Preferred Stock issued and outstanding, and (y) 17,715,000 SPAC Rights issued and outstanding. Each SPAC Right entitles the holder to receive one-tenth of one SPAC Class A Ordinary Share upon the consummation of the initial business combination.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”) of which 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding SPAC Units, SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, and SPAC Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(d) The Aggregate Transaction Consideration being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws, any of the Ancillary Agreements and the SPAC Organizational Documents. The Aggregate Transaction Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued by SPAC as permitted by this Agreement and the SPAC Rights (including with respect to the SPAC Units), SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of SPAC or obligating SPAC to issue or sell any shares, or other equity interests in, SPAC. All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except pursuant to the SPAC Letter Agreement and the Sponsor Support Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of any SPAC Class A Ordinary Shares or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 6.04 Authority Relative to this Agreement. Each of SPAC and Merger Sub have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to SPAC’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof, to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC or Merger Sub is or will be a party by SPAC or Merger Sub, as applicable, and the consummation by each of SPAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Merger Sub are necessary to authorize this Agreement and the other Transaction Documents to which it is or will be a party, or to consummate the Transactions (other than (a) with respect to the Merger, SPAC’s adoption of this Agreement (as the sole stockholder of Merger Sub) after the execution hereof and the approval and adoption of this Agreement by the holders of two-thirds of the then-outstanding shares of SPAC Ordinary Shares (the “Required SPAC Shareholder Approval”) and by the holder of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Domesticated SPAC Common Stock and the amendment and restatement of the SPAC Memorandum pursuant to this Agreement, the approval of majority of the then-outstanding SPAC Ordinary Shares). Each of this Agreement and the other Transaction Documents to which SPAC or Merger Sub is or will be a party has been, or will be, has been duly and validly executed and delivered by SPAC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.04 have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of SPAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of SPAC and Merger Sub do not, and the performance of this Agreement by each of SPAC and Merger Sub will not, require any Consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Companies Act (As Revised) of the Cayman Islands in respect of the Domestication, the Exchange Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.

Section 6.06 Compliance. Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed or furnished, as applicable all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since March 27, 2025, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) To SPAC’s knowledge, each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(c) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(d) Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.

(e) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 31, 2025, there have been no material changes in SPAC internal control over financial reporting.

(h) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(j) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08 Absence of Certain Changes or Events. Since the completion of its initial public offering, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.

Section 6.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC or any of its officers and directors, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 6.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by a majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement, the Transactions and the other SPAC Proposals, (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and Merger and the other SPAC Proposals, and directed that this Agreement and the Merger and the other SPAC Proposals, be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b) The only vote of the holders of any class or series of shares of capital stock of the SPAC necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of the SPAC voted by the shareholders at a duly held stockholders meeting.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 6.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 6.12 Brokers. Except with respect to Clear Street LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub.

Section 6.13 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $172,500,000 in the trust fund established by SPAC for the benefit of its public stockholders and underwriters of its initial public offering (the “Trust Fund”) maintained in a trust account at the Transfer Agent (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Transfer Agent (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 11, 2025, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their shares of Domesticated SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger (including fees owed by SPAC to Clear Street LLC, pursuant to that certain Underwriting Agreement, dated August 11, 2025, between Clear Street LLC and SPAC).

Section 6.14 Employees. Other than any officers as described in the SPAC SEC Reports, SPAC and Merger Sub have never employed any employees. SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or indirect liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans, policies or arrangements, written or oral, or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment or provision of any benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 6.15 Taxes.

(a) SPAC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all income Taxes and other material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that SPAC or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither SPAC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of SPAC.

(c) None of SPAC or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

(d) Each of SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which SPAC is or was the common parent corporation).

(f) Neither SPAC nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither SPAC nor Merger Sub has any request for a material ruling in respect of Taxes pending between SPAC and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h) Neither SPAC nor Merger Sub (i) has within the last two years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (ii) is or has ever been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) SPAC and Merger Sub have not taken any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the Domestication from qualifying for the Domestication Intended Tax Treatment.

(k) There are no Tax Liens upon any assets of SPAC and Merger Sub except for Permitted Liens.

(l) No written claim has been made (or written notification delivered in any form) by any Governmental Authority where SPAC and Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

Section 6.16 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MKLYU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MKLY”. The issued and outstanding SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MKLYR.” In each case, the securities were listed pursuant to Nasdaq Rule 5405. There is no Action pending or threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares or SPAC Rights or terminate the listing of SPAC on Nasdaq nor is SPAC aware of any circumstance that might result in such an action. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Rights under the Exchange Act.

Section 6.17 Investment Company Act. Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18 Takeover Statutes and Charter Provisions. The SPAC Board has taken all action necessary so that this Agreement, the Merger and the Transactions are exempt from any applicable anti-takeover provision of the SPAC Memorandum or any other applicable law.

Section 6.19 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by the SPAC Disclosure Schedule), SPAC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither SPAC nor any other person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01(b) of the Company Disclosure Schedule, or (3) required by applicable, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company and the Subsidiaries shall conduct their respective businesses in the ordinary course of business and in a manner consistent with past practice, including payment of accounts payable and collection of accounts receivable; and

(ii) the Company and the Subsidiaries shall use their respective commercially reasonable efforts to preserve substantially intact their respective current business organization of the Company, to keep available the services of their respective current officers, key employees and consultants and to preserve the respective current relationships of the Company or the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries have significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 7.01 of the Company Disclosure Schedule, or (3) required by applicable Law, the Company and the Subsidiaries shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change their respective governing documents;

(ii) form or create any subsidiaries;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or the Subsidiaries, or any options, warrants, convertible notes, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or the Subsidiaries other than the exercise or settlement of any Company Warrants or Company Notes; or (B) any material assets of the Company or the Subsidiaries;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of their respective capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of their respective capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $2,500,000; or (B) incur any Indebtedness in excess of $2,500,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vii) (A) enter into any new or materially amend any existing employment, consulting or severance agreement or arrangement with or terminate any director, officer, employee or consultant of the Company whose compensation would exceed $350,000, (B) enter into or amend any collective bargaining agreement or other labor agreements covering the Company’s employees, or (C) make any change to employee compensation, incentives or benefits after the filing of the Registration Statement that would reasonably be expected to require an amendment or supplement to the Registration Statement under Law;

(viii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 5.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company or the Subsidiaries;

(ix) adopt, amend and/or terminate any Plan except (x) as may be required by applicable Law or is necessary in order to consummate the Transactions, (y) as required by the terms of any existing Plan or (z) in the event of annual renewals of health and welfare programs;

(x) (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement, private letter ruling, or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, (H) settle any claim, Action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (I) file any amended Tax Return or claim for refund;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or the Subsidiaries’ material rights thereunder, in each case in a manner that is adverse to the Company, taken as a whole, except in the ordinary course of business, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xii) transfer or exclusively license to any person Company-Owned IP or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

(xiii) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xiv) except as required by law or GAAP, revalue any of the assets of the Company or any Subsidiary in any material manner or make any material change in accounting methods, principles or practices;

(xv) make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $500,000 (individually for any project) or $2,500,000 in the aggregate;

(xvi) make any material change to the Company’s business or enter into any new line of business outside of the Company’s existing line of business as of the date hereof; or

(xvii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02 Conduct of Business by SPAC and Merger Sub Pending the Merger. Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreement in connection with, and the consummation of, the Financing) or in connection with the Financing or Domestication, (2) set forth on Section 7.02 of the SPAC Disclosure Schedule or (3) required by applicable Law, SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into any subscription agreement in connection with, and the consummation of, the Financing), (B) set forth on Section 7.02 of the SPAC Disclosure Schedule, or (C) required by applicable Law, neither SPAC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the SPAC Organizational Documents (other than in connection with a SPAC Extension Proposal, if any) or the Merger Sub Organizational Documents or form any subsidiary of SPAC other than Merger Sub that would materially and adversely affect the Transactions;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Domesticated SPAC Common Stock except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC or Merger Sub, except for the Financing;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (i) in the ordinary course of business consistent with past practice, (ii) for loans from Sponsor to SPAC to pay any required extension fees, and (iii) for working capital loans from Sponsor to SPAC in the aggregate amount of up to $500,000;

(g) (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement, private letter ruling, or other binding written agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, (H) settle any claim, Action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (I) file any amended Tax Return or claim for refund;

(h) liquidate, dissolve, reorganize or otherwise wind up the business and operations of SPAC or Merger Sub;

(i) amend the Trust Agreement or any other agreement related to the Trust Account that would materially adversely affect the Transactions;

(j) enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of SPAC or Merger Sub, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or

(k) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, neither the Company nor any of its affiliates has, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and the delivery of the PCAOB 2025 Audited Financials from the Company to SPAC, (i) SPAC and the Company shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto and including the proxy statement/prospectus included therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Domesticated SPAC Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement, (B) the Domesticated SPAC Common Stock, the Domesticated SPAC Units and the Domesticated SPAC Rights to be issued upon the conversion of the issued and outstanding SPAC Ordinary Shares, SPAC Units and SPAC Rights, respectively, pursuant to the Domestication, (C) the Domesticated SPAC Common Stock to be issued upon conversion of the outstanding Company Bridge Amended and Restated Convertible Notes and the SPAC July 2026 Senior Secured Convertible Notes issued in exchange for the Company July 2026 Senior Secured Convertible Notes pursuant to Section 3.06, (D) the Domesticated SPAC Common Stock to be issued upon exercise of the outstanding Company Bridge Amended and Restated Warrants, (E) the SPAC July 2026 Senior Secured Convertible Notes issued in exchange for the Company July 2026 Senior Secured Convertible Notes pursuant to Section 3.06 and the SPAC July 2026 Warrants issued in exchange for the Company July 2026 Warrants pursuant to Section 3.07(a), (F) the shares of Domesticated SPAC Common Stock issued in exchange for the Space-Eyes Subsequent Closing Shares (as defined in the Company July 2026 Securities Purchase Agreement) pursuant to the Company July 2026 Securities Purchase Agreement, and (G) the Domesticated SPAC Common Stock to be issued upon exercise of the SPAC July 2026 Warrants. The Registration Statement shall include a proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of SPAC relating to with respect to SPAC’s shareholders, the special meeting of SPAC’s stockholders (the “SPAC Shareholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the Domestication, (3) the issuance of Domesticated SPAC Common Stock as contemplated by this Agreement pursuant to the requirements of Nasdaq, (4) the SPAC A&R Certificate of Incorporation, (5) the Stock Incentive Plan, (6) the election of directors as contemplated by Section 3.05 and (7) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “SPAC Proposals”). SPAC and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Domesticated SPAC Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and SPAC shall mail the Proxy Statement to their respective stockholders. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Additionally, SPAC shall, promptly following the Effective Time, file with the SEC a registration statement on Form S-1 covering the resale of such shares of Domesticated SPAC issuable under the Company Amended and Restated Bridge Warrants and Company July 2026 Warrants, and shall use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable thereafter, and shall use commercially reasonable efforts to keep such registration statement continuously effective until the earlier of (x) the date all such shares have been resold and (y) the date such shares are eligible for resale without volume or manner-of-sale restrictions and without current public information requirements pursuant to Rule 144 under the Securities.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statements, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Domesticated SPAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC and the Company, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to SPAC or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC and the Company, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC.

Section 8.02 SPAC Shareholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a) SPAC shall use its reasonable best efforts to hold the SPAC Shareholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the SPAC Proposals (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to shareholders of SPAC). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Merger and the other Transactions, as the sole stockholder of Merger Sub.

Section 8.03 Company Stockholders’ Written Consent. Within five (5) Business Days following the Registration Statement being declared effective, the Company shall deliver to SPAC a written consent, in form and substance reasonably acceptable to SPAC, containing the Requisite Approval in favor of the approval and adoption of this Agreement, the Merger and all other Transactions (the “Written Consent”).

Section 8.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company and SPAC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party and allow access to and all information concerning, the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including financial statements, records, internal and external audit reports, regulatory reports and all other documents requested. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 8.07, neither the Company nor SPAC shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.04 shall be kept confidential in accordance with the confidentiality and non-disclosure agreement, dated February 28, 2026 (the “Confidentiality Agreement”), between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.05 Directors’ and Officers’ Indemnification; D&O Tail.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Certificate of Incorporation and the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law.

(b) All rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of SPAC, as provided in the SPAC Organizational Documents or indemnification agreements as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years. SPAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SPAC shall advance, or caused to be advanced, expenses incurred in connection with such indemnification as provided in the SPAC Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the SPAC Organizational Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of SPAC entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such person was a director or officer of SPAC immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(c) Each of SPAC and the Surviving Corporation shall purchase (which shall be paid for in full by the Surviving Corporation) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or SPAC as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Effective Time for the benefit of the SPAC’s directors and officers, and shall remain in effect for the six-year period following the Closing.

(d) If SPAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of SPAC shall assume all of the obligations set forth in this Section 8.05.

(e) On the Closing Date, the SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the SPAC with the post-Closing directors and officers of the SPAC and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(f) The persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.05 are intended to be third-party beneficiaries of this Section 8.05. This Section 8.05 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SPAC.

Section 8.06 Notification of Certain Matters.

(a) The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail.

(b) No notification given by the Company under this Section 8.06 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

Section 8.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that each of SPAC and the Company may make any such announcement or other communication if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith. Furthermore, nothing contained in this Section 8.08 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.09 Tax Matters. Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with or arising out of the transactions contemplated by this Agreement shall be borne and paid by the legally responsible party as required by applicable Law. The parties shall cooperate in the execution and delivery of any and all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return and shall timely pay to the relevant Governmental Authority all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 8.09). The cost and expense of preparing and filing such Tax Returns and documentation shall be borne by the person(s) required by applicable Law to file any necessary Tax Returns and other documentation.

(a) If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requests or requires a tax opinion be prepared and submitted regarding (i) the qualification of the Domestication for the Domestication Intended Tax Treatment, SPAC will use its reasonable best efforts to cause U.S. tax counsel engaged by SPAC to deliver such tax opinion to SPAC, or (ii) the qualification of the Merger for the Merger Intended Tax Treatment, the Company will use its reasonable best efforts to cause U.S. tax counsel engaged by the Company to deliver such tax opinion to the Company. In each such case, each of the Parties shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax counsel in form and substance reasonably satisfactory to such counsel. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the tax consequences to the Company or its shareholders of any of the Transactions.

Section 8.10 Stock Exchange Listing. SPAC will use its reasonable best efforts to cause the Aggregate Transaction Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Ordinary Shares and SPAC Rights listed for trading on Nasdaq.

Section 8.11 PCAOB Audited Financials; Unaudited 2026 Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2025 and December 31, 2024, and the related audited consolidated statements of income and cash flows of the Company for the years then ended, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified (except with respect to material weaknesses) audit report thereon from the auditor (collectively, the “PCAOB 2025 Audited Financials”) not later than August 15, 2026. The Company shall make available to SPAC a true and complete copy of the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2026 and the related unaudited statements of operations and cash flows of the Company and its Subsidiaries for the 3-month period then ended no later than August 30, 2026.

Section 8.12 Exclusivity.

(a) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, SPAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal, or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal, in each case, other than with the Company, its stockholders and its affiliates and Representatives. SPAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. If the SPAC or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then the SPAC shall promptly (and in no event later than two (2) Business Days after the SPAC becomes aware of such inquiry or proposal) notify such person in writing that the SPAC is subject to an exclusivity agreement with respect to the Transaction that prohibits the SPAC or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal.

(b) Except as expressly permitted by the terms of this Agreement, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause it and its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal, (iv) prepare or take any steps in connection with a public offering of any equity securities of the Company or any of the Subsidiaries; (v) prepare or take any steps in connection with a public offering of any equity securities of the Company, or a newly formed holding company of the Company, or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing. The Company agrees to (A) notify SPAC promptly upon receipt of any Company Acquisition Proposal by the Company (but in any event within two (2) Business Days after the Company becomes aware of such proposal), and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the persons making such Company Acquisition Proposal) and (B) keep SPAC reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons (other than SPAC) conducted prior to or as of the date hereof by the Company, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of the Subsidiaries for the purpose of permitting such persons to evaluate a potential Company Acquisition Proposal.

Section 8.13 Trust Account. As of the Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC’s Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.14 Stock Incentive Plan. SPAC shall, prior to the Effective Time, approve and adopt a new equity incentive plan (the “Stock Incentive Plan”) to be effective in connection with the Closing, which shall be in such form as the Company and SPAC shall mutually determine and which shall provide for an aggregate share reserve thereunder equal to ten percent (10%) of the number of shares of Domesticated SPAC Common Stock outstanding on a fully diluted basis.

Section 8.15 Financing. Notwithstanding anything to the contrary in this Agreement, SPAC and the Company shall be permitted to enter into PIPE Securities Purchase Agreements and related documents with the PIPE Investors with respect to, and to consummate, the Financing.

Section 8.16 HSR Act.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and in connection with any required filings under the HSR Act, no later than ten (10) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party hereto shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated hereby under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the transactions contemplated hereby; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c) Each party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.17 Section 16 Matters. Prior to the Effective Time, SPAC’s Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Domesticated SPAC Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) pursuant to this Agreement (and the other agreements contemplated hereby), by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of SPAC following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.18 SPAC Public Filings. From the date hereof through the Effective Time, the SPAC will use its commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

Section 8.19 Executive Compensation Arrangements. Effective at the Closing, SPAC shall cause the Surviving Corporation to enter into an Employment Agreement with each of Captain Jatinder S. Bains and Mr. Dylan M. Monroe in the form reasonably acceptable to SPAC (the “Executive Employment Agreements”).

ARTICLE IX.

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to SPAC.

(b) SPAC Shareholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of SPAC in accordance with the Proxy Statement, the SPAC Organizational Documents, applicable Law and the rules and regulations of Nasdaq.

(c) No Order. No Governmental Authority shall have been enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, and shall remain effective as of the Closing. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

(e) HSR Act. All required filings under the HSR Act, and any other applicable anti-trust laws, shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the parties not to close before a certain date under a timing agreement entered into with any Governmental Authority shall have expired or otherwise been terminated.

(f) Stock Exchange Listing. The Domesticated SPAC Common Stock comprising the Aggregate Transaction Consideration to be issued pursuant to this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(g) Domestication. The Domestication shall have been completed as provided in Section 2.01 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

Section 9.02 Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.04 (Authority Relative to this Agreement), Section 5.08 (Absence of Certain Changes or Events) and Section 5.24 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of the Company contained in Section 5.03 (Capitalization), shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, including the transfer to the Company of all of the equity interests in the subsidiaries listed on Company Disclosure Schedule 5.03(a), except to the extent prohibited by applicable law.

(c) Company Bridge Amended and Restated Warrants. The Company shall have received Company Bridge Amended and Restated Warrants covering all outstanding Company Warrants as of immediately prior to the Effective Time, each duly executed by the holders party thereto and in full force and effect as of the Effective Time.

(d) Company Bridge Amended and Restated Notes. The Company shall have received Company Bridge Amended and Restated Notes as of immediately prior to the Effective Time, each duly executed by the holders party thereto and in full force and effect as of the Effective Time.

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f) Restrictive Covenant Agreements. Each Restricted Person shall have executed and delivered to the SPAC a restrictive covenant agreement (“Restrictive Covenant Agreement”) as reasonably acceptable to SPAC.

(g) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b), Section 9.02(c), Section 9.02(d), Section 9.02(e), Section 9.02(f), and Section 9.02(g).

(h) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to SPAC a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(i) FIRPTA Certificate. The Company shall have delivered to SPAC a duly executed certificate conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulation Section 1.897-2(h)(2) together with written authorization for SPAC to deliver such notice to the IRS on behalf of the Company following the Closing, each dated no more than thirty (30) days prior to the Closing Date and in form and substance as reasonably agreed upon by SPAC and the Company.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC and Merger Sub contained in Section 6.01 (Corporation Organization), Section 6.04 (Authority Relative to this Agreement), Section 6.08 (Absence of Certain Changes or Events) and Section 6.12 (Brokers) shall each be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. The representations and warranties of SPAC and Merger Sub contained in Section 6.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(d) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c)

(e) Registration Rights and Lock-Up Agreement. SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Effective Time shall not have occurred prior to April 30 2027 (the “Outside Date”); provided, further, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting or any adjournment thereof;

(e) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC and Merger Sub set forth in this Agreement, or if any representation or warranty of SPAC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC and Merger Sub, the Company may not terminate this Agreement under this Section 10.01(f) for so long as SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to SPAC;

(g) by the Company if the SPAC Board shall have publicly withdrawn, modified or changed, in a manner that is adverse to the Company, its recommendation to its stockholders to approve the SPAC Proposals;

(h) by the Company if SPAC has suffered or there is a SPAC Material Adverse Effect following the date of this Agreement  and such SPAC Material Adverse Effect is uncured and continuing;

(i) by SPAC, if the Company has suffered or there is a Company Material Adverse Effect following the date of this Agreement and such Company Material Adverse Effect is uncured and continuing;

(j) by SPAC, if the Company has fails to deliver the Written Consent; or

(k) by SPAC if the PCAOB 2025 Audited Financials have not been delivered to SPAC, in form and substance reasonably satisfactory to the SPAC, on or before August 30, 2026.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and the Merger shall be abandoned, except for and subject to the following: (i) Section 7.03 and Article XI shall survive termination of this Agreement, and (ii) there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 10.03 Expenses. All Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses. “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a party hereto or any of its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of its initial public offering upon consummation of a Business Combination and any Extension Expenses. If the Merger and the other Transactions shall not be consummated, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, provided that the Company shall reimburse SPAC in the amount of $75,000 with respect to the SPAC’s engagement of CFGI. Notwithstanding the foregoing, SPAC and the Company shall each pay one-half of (a) the filing fee to be paid to the SEC in connection with the Registration Statement, (b) any filing fees in connection with the filings pursuant to the HSR Act and (c) any filing fees from the submission to Nasdaq of a listing application for the shares of Domesticated SPAC Common Stock, the Domesticated SPAC Units and the Domesticated SPAC Rights or regulatory filing fees required to be made in connection with the transactions contemplated hereby.

Section 10.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.05 Waiver. At any time prior to the Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to SPAC’s obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC and/or Merger pursuant hereto and (iii) waive compliance with any agreement of SPAC or Merger Sub or any condition to the Company’s obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 10.06 Trust Account Waiver. The Company acknowledges that SPAC is a blank check company with the powers and privileges to effect the Transactions. The Company further acknowledges that, as described in its final prospectus filed with the SEC (the “Prospectus”), substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account. The Company acknowledges that it has been advised by SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its income Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if SPAC completes the transactions which constitute a business combination, as defined therein (a “Business Combination”), then to those Persons and in such amounts as described in the Prospectus; (ii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public stockholders; and (iii) if SPAC holds a stockholder vote to amend SPAC’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of SPAC Common Stock if SPAC fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of SPAC Common Stock properly tendered in connection with such vote. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the Redemption Rights and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC or Merger Sub:

McKinley Acquisition Corporation

75 Second Ave., Suite 605

Needham, MA 02494

Attention: Peter Wright

Email: peter@mckinleyspac.com

with a copy to:

Loeb & Loeb LLP
345 Park Ave.
New York, NY 10154
Attention: Giovanni Caruso
Email: gcaruso@loeb.com

if to the Company:

Space-Eyes, Inc.

1200 Brickell Avenue

Penthouse 2010

Miami, FL 33131

Attention: Jatinder S. Bains

E-Mail: jatin@space-eyes.com

with a copy to:

Troutman Pepper Locke LLP

400 Berwyn Park Rd

Berwyn, PA 19312

Attention: Thomas Dwyer

E-Mail:  thomas.dwyer@troutman.com

Section 11.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XI and (c) any corresponding definitions set forth in Article I.

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements and all exhibits, annexes an schedules or documents expressly incorporated into this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.07.

Section 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which person might have drafted this Agreement or such provision.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MCKINLEY ACQUISITION CORPORATION

By	/s/ Peter Wright
Name:	Peter Wright
Title:	Chief Executive Officer

MCKINLEY ACQUISITION MERGER SUB INC.

By	/s/ Peter Wright
Name:	Peter Wright
Title:	Chief Executive Officer

SPACE-EYES, INC.

By	/s/ Jatin Bains
Name:	Jatinder Bains
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Stockholder Support Agreement

A-1

EXHIBIT B

Sponsor Support Agreement

B-1

EXHIBIT C

Registration Rights and Lock-Up Agreement

C-1

SCHEDULE A

Company Knowledge Parties

Jatinder S. Bains

Dylan M. Monroe

SCHEDULE B

Key Company Stockholders

Jatinder S. Bains

Dylan M. Monroe

SCHEDULE C

SPAC Knowledge Parties

Peter Wright

Adam Dooley